UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2026

Fortress Credit Realty Income Trust

(Exact name of Registrant as Specified in Its Charter)

Maryland	000-56685	99-3367363
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas
New York, New York		10105
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 798-6100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

Santander Repurchase Facility

On April 8, 2026, subsidiaries of Fortress Credit Realty Income Trust (the “Company”), FCR CRE Toro Seller LLC and Dwight FCR-2025 LLC, each as seller (each, a “Santander Seller” and together, the “Santander Sellers”) and Banco Santander, S.A. New York Branch (the “Buyer”) entered into an Uncommitted Master Repurchase Agreement (together with the related transaction documents, the “Santander Repurchase Agreement”). The Santander Repurchase Agreement provides up to an aggregate of $350 million of uncommitted financing in connection with the acquisition and/or origination by the Company of certain loans as more particularly described in the Santander Repurchase Agreement. Subject to the terms and conditions thereof, the Santander Repurchase Agreement provides for the purchase, sale and repurchase of mortgage loans, mezzanine loans and participation interests in such mortgage loans satisfying certain conditions set forth in the Santander Repurchase Agreement (collectively, the “Santander Repurchase Facility”).

Advances under the Santander Repurchase Agreement accrue interest at a per annum rate equal to Term SOFR for a one-month period plus a margin as agreed upon by the Buyer and the applicable Santander Seller for each transaction. The termination date of the Santander Repurchase Agreement is April 8, 2029, as such date may be extended without availability for new transactions for an amortization extension period of up to one additional year, subject to satisfaction of certain customary conditions in accordance with the Santander Repurchase Agreement.

In connection with the Santander Repurchase Agreement, the Company entered into a Limited Guaranty Agreement, dated April 8, 2026 (the “Santander Guaranty”), under which the Company (i) guarantees losses associated with customary non-recourse carve-outs with respect to the Company and the Santander Sellers and (ii) agrees to satisfy certain financial covenants including minimum net worth, liquidity and maximum leverage. The Santander Guaranty may become fully recourse to the Company up to the entire amount needed for the Santander Sellers to repurchase the loans and interests in such loans comprising the Santander Repurchase Facility if the Santander Sellers or the Company become the subject of a voluntary or collusive involuntary proceeding under any bankruptcy, insolvency or similar law and for other customary insolvency related actions. The Company is also liable under the Santander Guaranty for costs, expenses, damages and losses actually incurred by the Buyer resulting from customary “bad boy” events pertaining to the Company and/or any Santander Seller as described in the Santander Guaranty.

The foregoing description is only a summary of the material provisions of the Santander Repurchase Agreement and the Santander Guaranty and is qualified in its entirety by reference to the full text of the Santander Repurchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”), and the Santander Guaranty, which is filed as Exhibit 10.2 to this Current Report, and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Uncommitted Master Repurchase Agreement, dated April 8, 2026, by and between FCR CRE Toro Seller LLC and Dwight FCR-2025 LLC, each as seller and Banco Santander, S.A. New York Branch as Buyer.
10.2	Limited Guaranty Agreement, dated April 8, 2026, made by the Company, as guarantor, in favor of Banco Santander, S.A. New York Branch
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress Credit Realty Income Trust

Dated: April 14, 2026	By:	/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss Title: Chief Financial Officer